RIDGEWOOD ZAP, LLC
     947 Linwood Avenue
     Ridgewood, New Jersey  07450


as of March 29, 1999


Gary Starr, Managing Director
ZAP Power Systems, Inc.
117 Morris Street
Sebastopol, California  95472

Re:     Common Stock Purchase Warrant

Dear Gary:

This letter agreement is intended to constitute a binding contract with respect to our obligation to the exercise of the Common Stock Purchase Warrant dated as of March 29, 1999 (the "Warrant") for the purchase of Common Stock of ZAP Power Systems, Inc.

We hereby agree that the Warrant shall be exercised totally for all shares, not partially, prior to December 29, 1999 ("Exercise Date") if, in the reasonable judgment of the Warrantholder,

1. The Company has not experienced a material adverse change in its financial condition or business prospects; and

2.     The Company has satisfied the following milestones of performance:

(a) Completion of the acquisition of a model bike rental unit which has gross income of at least $400,000 per annum for the last two calendar years;

(b) Completion of at least three of the following six joint marketing agreements that are currently being pursued by the Company: MTV Networks; Baywatch Television Series; Ford Motor Company; KOA, Disney and Huffy Bikes; and

(c) Completion of the following financial milestones for the period commencing on January 1, 1999: Net Sales of $8,500,000; Gross Profit of $2,500,000; and Net Profit of $350,000.


In the event that we wish to exercise the Warrant before the Exercise Date, we will notify you of the proposed exercise date and you agree to furnish us with a written certification from you, as Managing Director of ZAP Power Systems, that the conditions set forth above have been satisfied. To the extent required by us, you also agree to furnish us with copies of joint marketing agreements and with a balance sheet dated within 30 days prior to the proposed exercise date and an income statement for the 12-month period ending within 30 days prior to the proposed exercise date.

Unless we have exercised the Warrant sooner, you agree to furnish us with the information referenced in the preceding paragraph within 20 days prior to the Exercise Date. If the conditions set forth in paragraphs numbered 1 and 2 above are met, in our reasonable judgment, we will exercise the Warrant in accordance with the procedures set forth in the Warrant.

This letter agreement shall be deemed a contract governed by the laws of California. Please countersign below as an indication of your acceptance and approval of the terms of this letter.

Sincerely yours,

RIDGEWOOD ZAP, LLC
By: Ridgewood Management Corporation
its Manager


By:_____________________
Authorized Agent
Accepted and Agreed:

ZAP POWER SYSTEMS


By:_____________________
Authorized Agent

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